NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 11, 2011, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of LaBarge, Inc., Common
Stock is being effected because the
Exchange knows or is reliably informed
that on June 28, 2011 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.


The security was suspended by the
Exchange before the opening of business
on June 29, 2011.